Super Micro Computer, Inc. is in Compliance with the Nasdaq Filing Requirements

The Company receives Nasdaq notification letters

SAN JOSE, Calif., February 26, 2025 – Super Micro Computer, Inc. (Nasdaq:SMCI) (“SMCI” or the “Company”), a Total IT Solution Provider for AI, Cloud, Storage and 5G/Edge, today announced that on February 25, 2025 it received a notification letter from Nasdaq indicating that it now complies with Nasdaq Listing Rule 5250(c)(1) which requires timely filing of reports with the U.S. Securities and Exchange Commission and the matter is now closed.

Prior to its filing on February 25, 2025, the Company had received a notification letter from Nasdaq on February 21, 2025, stating that the Company was not in compliance with Nasdaq listing rule 5250(c)(1) as a result of the Company’s delay in filing its Q2 FY2025 Form 10-Q and its continued delay in filing its FY2024 Form 10-K and Q1 FY2025 Form 10-Q. As previously announced, on February 25, 2025, the Company has filed each of such periodic reports such that it is now current with respect to its Securities Exchange Act reporting obligations.

About Super Micro Computer, Inc.

Supermicro (Nasdaq: SMCI) is a global leader in Application-Optimized Total IT Solutions. Founded and operating in San Jose, California, Supermicro is committed to delivering first to market innovation for Enterprise, Cloud, AI, and 5G Telco/Edge IT Infrastructure. We are a Total IT Solutions provider with server, AI, storage, IoT, switch systems, software, and support services. Supermicro's motherboard, power, and chassis design expertise further enable our development and production, enabling next generation innovation from cloud to edge for our global customers. Our products are designed and manufactured in-house (in the US, Taiwan, and the Netherlands), leveraging global operations for scale and efficiency and optimized to improve TCO and reduce environmental impact (Green Computing). The award-winning portfolio of Server Building Block Solutions® allows customers to optimize for their exact workload and application by selecting from a broad family of systems built from our flexible and reusable building blocks that support a comprehensive set of form factors, processors, memory, GPUs, storage, networking, power, and cooling solutions (air-conditioned, free air cooling or liquid cooling).

Supermicro, Server Building Block Solutions, and We Keep IT Green are trademarks and/or registered trademarks of Super Micro Computer, Inc.

Investor Relations Contact:
Nicole Noutsios
email: ir@supermicro.com